Filed Pursuant To Rule 433

Registration No 333-286293

September 19, 2025

LinkedIn

Live Address: https://www.linkedin.com/feed/update/urn:li:share:7374834588659130368/

Text:

“We are ushering in the age of crypto index investing,” Peter Mintzberg, CEO of Grayscale Investments, told CNBC.

Read the full CNBC article 🔽

https://lnkd.in/eEDQu5Eq

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See important disclosures and learn more about GDLC: https://lnkd.in/edJemKkx

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

Link: https://www.cnbc.com/2025/09/19/new-grayscale-etf-holds-multiple-cryptocurrencies-together-combining-bitcoin-solana-and-others.html

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1969068884390260750

Tweet 1:

“We are ushering in the age of crypto index investing,” @PeterMintzberg, CEO of Grayscale, told @CNBC.

Read the full CNBC article 🔽

Link: https://www.cnbc.com/2025/09/19/new-grayscale-etf-holds-multiple-cryptocurrencies-together-combining-bitcoin-solana-and-others.html

Tweet 2:

Grayscale CoinDesk Crypto 5 ETF (Ticker: $GDLC) becomes the first and only multi-asset crypto ETP listed in the U.S.

See important disclosures and learn more about $GDLC: etfs.grayscale.com/gbtc

Link: https://etfs.grayscale.com/gdlc

GDLC Grayscale CoinDesk Crypto 5 ETF

Tweet 3:

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as '40 Act-registered ETFs and mutual funds.GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable to an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies. Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. If an active trading market for the shares does not develop or continue to exist, the market prices and liquidity of the shares may be adversely affected. Foreside fund services, LLC is the marketing agent and Grayscale investment sponsors, llc is the sponsor of GDLC.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.